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Global Healthcare REIT Revises Record Date for Cash Dividend on Common Stock

ATLANTA, GA – July 13, 2015 – Global Healthcare REIT, Inc. (OTCQB: GBCS), a company that owns healthcare properties and leases them to senior care facility operators, has revised the Record Date for its previously announced cash dividend on its outstanding shares of common stock. The revised Record Date was necessitated to accommodate FINRA.

The dividend will consist of $0.01 in cash for every share of common stock held by the company’s stockholders on July 22, 2015, the new Dividend Record Date. Holders of the company’s outstanding warrants and other rights to acquire shares of common stock will not be eligible to participate in the dividend unless those warrants or other rights are exercised prior to the Dividend Record Date.

The company continues to expect the dividend to be paid on or before July 31, 2015. The dividend payment will be mailed to each shareholder entitled to participate in the dividend at their last registered address. If a shareholder has had a change of address since their shares were registered with the company’s transfer agent, they are encouraged to notify the transfer agent of such change of address in writing at the following:

Corporate Stock Transfer, Inc.

3200 Cherry Creek Drive South, Suite 430

Denver, Colorado  80209

About Global Healthcare REIT

Global Healthcare REIT acquires real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. The company does not operate its own healthcare facilities, but leases its properties under long term operating leases. It currently owns interest in 11 facilities primarily across the Southeastern U.S. For further information, visit www.gbcsreit.com.

Forward-looking Statements

This press release may contain projection and other forward-looking statements. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. There can be no assurance that the Company will be able to declare and pay cash dividends to common stockholders in the future, or the frequency or amount of such dividends, if any. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at http://www.sec.gov).

Company Contact:

Ryan Scates

Executive Vice President

Tel 404-781-2852

ryan@gbcsreit.com

Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 949-574-3860

gbcs@liolios.com

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